Exhibit 10.12

EXECUTION VERSION

Specific terms in this exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Work Agreement #2

PROJECT NAME: Corporate Services

WORK AGREEMENT (“Work Agreement”) #: 2

This Work Agreement is entered into by and between Studio City Entertainment Limited and Studio City Services Limited (each a “Studio City WA2 Party” and collectively, the “Studio City WA2 Parties”), on the one hand, and MPEL Services Limited and Golden Future (Management Services) Limited (each a “Melco Crown WA2 Party” and collectively, the “Melco Crown WA2 Parties”), on the other hand. All of the terms and conditions of the Master Services Agreement, dated            , 2015, as amended from time to time (the “Master Services Agreement”), by and between Studio City Parties (as defined therein) and Melco Crown Parties (as defined therein) are deemed to be incorporated in this Work Agreement.

1.	DEFINITIONS

For the purposes of this Work Agreement, the following terms shall have the meanings specified in this Section 1:

“Allocable Service Provider Cost” shall mean, with respect to any General Corporate Service, Provider Cost and/or Provider Personnel Cost allocable to such service as determined by Service Provider in good faith.

“Commencement Date” shall mean the date of execution of this Work Agreement.

“Cost Adjustment Factor” shall mean a factor determined as follows:

Cost Adjustment Factor =	Current Hong Kong Index
Base Hong Kong Index

Where:

(a)	Current Hong Kong Index is the average of the officially published Hong Kong Index for the most recent 12 months for which data is available immediately prior to each adjustment described in Section 4.2; and

(b)	Base Hong Kong Index is the average of the officially published Hong Kong Index for the most recent 12 months for which data is available on January 1 2016;

provided, however, that the Cost Adjustment Factor shall not be less than one (1).

[***].

“Fiscal Year” shall mean the calendar year except that the first (1st) Fiscal Year hereunder shall commence on November 1, 2015 and shall continue until December 31, 2015 and the last Fiscal Year hereunder shall end on the date of the expiration or earlier termination of this Work Agreement.

“General Corporate Services” is defined in Section 2.1 of this Work Agreement.

“Gross Revenues” shall mean an amount equal to the consolidated gross revenues of the Service Recipient Group for the relevant period, calculated in accordance with international financial reporting standards and is gross of any casino sales incentives such as commissions and points earned in customer loyalty programs.

“Hong Kong Index” shall mean the Composite Consumer Price Index published by the Census & Statistics Department of the Government of the Hong Kong Special Administrative Region. If official publication of the Hong Kong Index information that would otherwise be used pursuant to this Work Agreement has been delayed and not published as of the first day of the year for which an adjustment hereunder is being determined, then, in the interim, until such Hong Kong Index information is officially published, no adjustment shall be made. When such Hong Kong Index information is officially published, the determination shall be made as though such Hong Kong Index had been officially published as of the first day of such year and the Hong Kong Index adjustments shall be applied retroactively and prospectively for the remainder of such year.

If the Hong Kong Index is discontinued by the Census & Statistics Department of the Government of the Hong Kong Special Administrative Region, or any successor thereto, and not replaced by any substantially similar index, then any Cost Adjustment required hereunder shall be renegotiated by the Parties in good faith during the thirty (30) days immediately preceding expiration of such year.

“MCE Rooms” shall mean hotel rooms in hotels owned, managed or controlled by Melco Crown Entertainment Limited or its subsidiaries, other than SC Rooms.

“Net Room Change” means Total Additional MCE Rooms less the Total Additional SC Rooms.

“Office Usage Service” is defined in Section 2.7 of this Work Agreement.

“Parties” or “Party” shall mean Melco Crown WA2 Parties, any Melco Crown WA2 Party, Studio City WA2 Parties or any Studio City WA2 Party, as applicable.

“Percentage of Estimated Effort” shall mean the estimated effort, expressed as a percentage of employee time, of Service Provider’s Senior Vice Presidents engaged in providing the Services to the Service Recipient, determined in good faith by Service Provider.

“Premium Direct Players” shall mean rolling chip players who are direct customers of a casino that are not sourced by a junket.

“Provider Cost” shall mean all costs and expenses (including any currency and foreign exchange costs) incurred or paid by the Service Provider in providing, or obtaining the provision of, the Services to the Service Recipient pursuant to this Work Agreement, excluding Provider Cost for Senior Vice President Services and Provider Personnel Cost.

“Provider Cost for Senior Vice President Services” shall mean for each Senior Vice President of Service Provider or member of Service Provider Group utilized to provide the Senior Vice President Services, all costs and expenses incurred or paid by Service Provider or members of Service Provider Group in employing such Senior Vice Presidents, including salary, bonuses, monetary value of equity compensation, payroll taxes, employee related insurance and employee benefits multiplied by Percentage of Estimated Effort.

“Provider Personnel Cost” shall mean for each employee or consultant of Service Provider or member of Service Provider Group, excluding any Senior Vice President or any person that provides the Senior Vice President Services, utilized to provide the Services to the Service Recipient pursuant to this Work Agreement, all costs and expenses incurred or paid by Service Provider or members of Service Provider Group, including salary, bonuses, monetary value of equity compensation, payroll taxes, employee related insurance and employee benefits.

“Relevant Month” is defined in Section 4.5 of this Work Agreement. “Relevant Revenues” shall mean Gross Revenues less VIP Gaming Revenues.

“SC Rooms” shall mean hotel rooms in hotels owned, managed or controlled by Studio City International Holdings Limited or any of its subsidiaries.

“Senior Vice Presidents” shall mean:

(a)	those employees who are employed as, and whose official internal employment title/designation is, “Senior Vice President” and who report directly to persons with the title of “Senior Vice President,” who report directly to persons with the title of “Executive Vice President,” or more senior;

(b)	any of the employees in (a) above who, after the date of this Work Agreement, are given a different official internal employment title/designation, provided that such employee’s business reporting line remains substantially the same and such employee continues to perform substantially the same role and functions as were performed prior to the change in internal employment title/designation.

“Senior Vice President Services” shall mean the services performed by Senior Vice Presidents in each of the functional departments in which they are employed by the relevant member of the MCE Group.

“Service Fee” shall mean a fee equal to:

(a)	three percent (3%) for the period from November 1, 2015 to December 31, 2016; and

(b)	two and one-half percent (2.5%) thereafter,

of the Service Recipient Group’s annual Relevant Revenues, provided that the amount of the Service Fee payable shall at no time (i) be lower than the Service Fee Base, nor (ii) exceed the Service Fee Cap. The Service Fee shall be subject to adjustment pursuant to Section 6.2 of this Work Agreement.

“Service Fee Base” shall mean:

(a)	for the period from November 1, 2015 to December 31, 2015, US$5,000,000;

(b)	for the Fiscal Year from January 1, 2016 to December 31, 2016, US$30,000,000; and

(c)	for each subsequent Fiscal Year, US$30,000,000, as adjusted pursuant to Sections 4.2 and 4.3.

“Service Fee Cap” shall mean:

(a)	for the period from November 1, 2015 to December 31, 2015, US$6,666,667;

(b)	for the Fiscal Year from January 1, 2016 to December 31, 2016, US$40,000,000; and

(c)	for each subsequent Fiscal Year, US$40,000,000, as adjusted pursuant to Sections 4.2 and 4.3.

“Service Provider” shall mean the Melco Crown WA2 Parties as the provider of the Services described in Section 2.

“Service Provider Group” shall mean Service Provider and those entities which are its Affiliates.

“Service Recipient” shall mean the Studio City WA2 Parties as the receiver of the services described in Section 2.

“Service Recipient Group” shall mean Service Recipient and those entities which are its Affiliates.

“Services” shall mean the General Corporate Services, the Senior Vice President Services, the Customer Database Service, the Office Usage Service and the SOP Services.

“Service Termination” is defined in Section 6.1 of this Work Agreement.

“Service Termination Costs” shall mean all costs reasonably incurred by Service Provider in terminating a Service, including employee severance costs, but excluding any fees for such Service which Service Provider would otherwise have had the right to charge to Service Recipient after the date of Service Termination.

“SOP Services” is defined in Section 2.6 of this Work Agreement.

“Studio City Annual Operating Budget” means the annual operating budget prepared by the management of Studio City business and agreed by the board of directors of SCIH.

“SVP Service Payment” is defined in Section 4.1(b) of this Work Agreement.

“Term” is defined in Section 3.1 of this Work Agreement.

“Total Additional MCE Rooms” means, at the relevant time, the aggregate number of MCE Rooms in excess of 2,579.

“Total Additional SC Rooms” means, at the relevant time, the aggregate number of SC Rooms in excess of 1,598.

“VIP Gaming Revenues” shall mean revenue generated for the relevant period from the table games played in private VIP gaming rooms or areas by rolling chip patrons who are either Premium Direct Players or junket players.

Capitalized terms not defined herein shall have the meaning set forth in the Master Services Agreement.

2.	DESCRIPTION OF SERVICES

2.1	Service Provider shall provide general corporate services of the nature described in Schedule A to the Service Recipient on an on-going basis (the “General Corporate Services”) during the Term (as defined below).

2.2	To the extent necessary, Service Provider may also provide General Corporate Services from its international offices.

2.3	Service Provider shall provide Senior Vice President Services to the Service Recipient on an on-going basis during the Term.

2.4	[***].

2.5	[***].

2.6	Service Provider shall provide Service Recipient with copies of Service Provider’s standard operating procedures for relevant operations, and any updates thereto from time to time (the “SOP Services”).

2.7	Service Provider shall provide office space located in Hong Kong and other locations outside of Macau for the relevant personnel providing Service Recipient with the General Corporate Services and the Senior Vice President Services (the “Office Usage Service”).

3.	TERM

3.1	Subject to Section 5.1, this Work Agreement shall be effective as of the Commencement Date and shall continue (unless earlier terminated by the provisions hereof or the Master Services Agreement) until June 26, 2022.

4.	COMPENSATION

4.1	Beginning on November 1, 2015, Service Recipient shall pay to Service Provider:

(a)	the Service Fee on a monthly basis in consideration for the Services, (excluding the Senior Vice President Services provided by Service Provider hereunder); and

(b)	a fee in an amount equal to the Provider Cost for Senior Vice President Services on a monthly basis (the “SVP Service Payment”).

4.2	The Service Fee Base and the Service Fee Cap shall be adjusted on January 1 of each year (beginning on January 1, 2017) by multiplying each of the then Service Fee Base and Service Fee Cap by the Cost Adjustment Factor.

4.3	In addition to being adjusted in accordance with Section 4.2, the Service Fee Base and the Service Fee Cap shall be further adjusted on January 1 of each year (beginning on January 1, 2017) as follows:

(a)	if the Net Room Change at such time is negative, the Service Fee Base and the Service Fee Cap (in each case, as adjusted pursuant to Section 4.2, but without regard to any previous adjustments pursuant to this Section 4.3) shall be increased by two percent (2%) for each full 200 of Net Room Change; and

(b)	if the Net Room Change at such time is positive, the Service Fee Base and the Service Fee Cap (in each case, as adjusted pursuant to Section 4.2, but without regard to any previous adjustments pursuant to this Section 4.3) shall be decreased by two percent (2%) for each full 200 of Net Room Change.

For the avoidance of any doubt, the two percent (2%) adjustment to be made pursuant to Section 4.3(a) and (b) shall apply to 200 (and not any lower number) of Net Room Change and any multiples thereof.

4.4	With respect to any Services provided from the Commencement Date until October 31, 2015, the Services provided will be charged based on all actual costs and expenses (including any currency and foreign exchange costs) incurred or paid by Service Provider in providing, or obtaining the provision of, the Services to Service Recipient pursuant to this Work Agreement multiplied by the estimated effort, expressed as a percentage of employee time of Service Provider’s employees or consultants engaged in providing the Services, determined in good faith by Service Provider.

4.5	With respect to any Fiscal Year and each calendar month included therein, the Service Fee shall be payable by Service Recipient in tentative monthly installments as herein provided.

(a)	With respect to any calendar month in any Fiscal Year (the “Relevant Month”), the tentative monthly installment payable on account of the Service Fee for that Relevant Month shall be equal to the tentative Service Fee calculated on the basis of the current Relevant Revenues for the Fiscal Year up to the last date of the Relevant Month less the aggregate amount of the tentative monthly installments having theretofore been paid for such Fiscal Year on account of the Service Fee.

(b)	Service Provider will use all reasonable efforts to issue an invoice to Service Recipient for the tentative monthly installment amount of the Service Fee within twenty (20) days of each calendar month end (which invoice will include a copy of the calculation of the tentative monthly installment amount in accordance with Section 4.5(a) that was done by the Service Provider), provided that failure to issue an invoice within such period shall not excuse any Party from its payment obligations hereunder following receipt of such invoice.

(c)	Service Recipient shall pay, or cause to be paid, within ten (10) days after the delivery of the relevant invoice, the tentative monthly installments of the Service Fee to Service Provider.

(d)	If, for any Fiscal Year, the aggregate amount of the tentative monthly installments paid to Service Provider on account of the Service Fee is determined to be more or less than the Service Fee payable for such Fiscal Year based upon the final determination of Gross Revenues (as reflected in Service Recipient’s consolidated audited financial statements) and Relevant Revenues for such Fiscal Year, then, by way of year end adjustment, within fifteen (15) days after the preparation of such consolidated audited financial statements, Service Provider shall pay to Service Recipient the amount of such overpayment or Service Recipient shall pay to Service Provider the amount of any such underpayment.

4.6	Service Provider will use all reasonable efforts to issue an invoice to Service Recipient for the Provider Cost for Senior Vice President Services provided to such Service Recipient within twenty (20) days of the end of each month (which invoice will set out a statement for the Provider Cost for Senior Vice President Services, including the percentage allocation to the Service Recipient for each Senior Vice President and reasonable detail of the cost allocation therefor), provided that failure to issue an invoice within such period shall not excuse any Party from its payment obligations hereunder following receipt of such invoice.

4.7	Service Recipient shall pay, or cause to be paid, within ten (10) days after the delivery of the relevant invoice, the Provider Cost for Senior Vice President Services for the month to which the invoice relates.

4.8	The Service Fee does not include any third-party expenses reasonably incurred by Service Provider in providing the foregoing services (but not in substitution for Service Provider’s obligation to provide the Services directly), which shall be compensated by Service Recipient to Service Provider (in an amount not to exceed Service Provider’s actual cost) within ten (10) days after receiving an invoice therefor. Any third-party expense to be incurred by Service Provider which (a) exceeds the fee amount for the Service budgeted in the Studio City Annual Operating Budget and (b) is over (i) US$100,000 (on a line items basis), shall be pre-advised to the Chief Financial Officer of SCIH and (ii) US$500,000 (on a line items basis), shall be pre-approved by the Chief Financial Officer of SCIH.

5.	TERMINATION OF WORK AGREEMENT

5.1	This Work Agreement shall terminate upon the first to occur of (i) mutual agreement of the Parties in writing, (ii) termination of the Master Services Agreement, (iii) termination of this Work Agreement by Melco Crown WA2 Parties upon the material breach by a Studio City WA2 Party of this Work Agreement which remains uncured after thirty (30) days of written notice provided by Melco Crown WA2 Parties of such breach or (iv) termination of this Work Agreement by Studio City WA2 Parties upon the material breach by a Melco Crown WA2 Party of this Work Agreement which remains uncured after thirty (30) days of written notice provided by Studio City WA2 Parties of such breach.

5.2	Upon termination, all Services under this Work Agreement shall cease and the Parties shall pay to each other all amounts owing hereunder for Services provided through the date of termination.

6.	TERMINATION OF SPECIFIC SERVICE

6.1	In the event Service Recipient provides a written notice to Service Provider which adequately demonstrates (to the reasonable satisfaction of Service Provider) that any General Corporate Service or Senior Vice President Service under this Work Agreement (the “Relevant Service”) can be undertaken by Service Recipient itself or by engaging one or more third parties at a lesser cost than the Allocable Service Provider Cost for the Relevant Service under this Work Agreement, or at a higher quality of service (for a cost not greater than the increase in benefit to the business of Service Recipient) for the Relevant Service under this Work Agreement, Service Recipient may terminate such Relevant Service upon 180 days’ prior written notice (or such shorter period as may be agreed by the Parties) (a “Service Termination”); provided, however, that no such Service Termination may take effect and the written notice of termination shall be deemed void if, within thirty (30) days after the date of demonstration by the Service Recipient that the Relevant Services can be undertaken at a lesser cost or at a higher quality of service (for a cost not greater than the increase in benefit to the business of Service Recipient) (which demonstration must be sufficient to the reasonable satisfaction of Service Provider), Service Provider agrees in writing to provide the Relevant Service at such lesser cost or higher quality as demonstrated by Service Recipient and to adjust the Service Fee or Provider Cost for Senior Vice President Services, as applicable, accordingly.

6.2	Upon a Service Termination:

(a)	of any of the Services (other than the Senior Vice President Services), the dollar amount of the Service Fee shall be reduced by the relevant portion of Allocable Service Provider Cost for the Relevant Service for periods subsequent to the date of Service Termination; or

(b)	of any part of the Senior Vice President Services, the SVP Service Payment shall be reduced by the relevant portion of the Provider Cost for Senior Vice President Services for periods subsequent to the date of Service Termination.

6.3	Upon a Service Termination, Service Recipient shall pay all Service Termination Costs within ten (10) days after receiving an invoice therefor.

7.	ACCESSION

Any Studio City Party or Melco Crown Party may accede to this Work Agreement after the date hereof by executing a supplemental agreement in the form attached to the Master Services Agreement as Exhibit B, countersigned by Studio City Services Limited and MPEL Services Limited. Upon such accession, such acceding Party will be a Studio City WA2 Party or a Melco Crown WA2 Party, as the case may be, for the purposes of this Work Agreement.

[Signature Page Follows]

Studio City Entertainment Limited

By:
Title:
Date:

Studio City Services Limited

By:
Title:
Date:

[Signature Page to Work Agreement #2 – Corporate Services]

MPEL Services Limited

By:
Title:
Date:

Golden Future (Management Services) Limited

By:
Title:
Date:

[Signature Page to Work Agreement #2 – Corporate Services]

SCHEDULE A

General Corporate Services

1.	Corporate Executive Vice Presidents and Chief Executive Officer management services include, but are not limited to:

•	establishment of core values, vision and mission and ensuring that they and shareholders’ interests are met;

•	establishment of a culture of innovation, cost consciousness, compliance and efficiency to drive shareholder value;

•	development of core strategy and determination of key policies;

•	monitor and drive business performance;

•	monitor and evaluate business conditions and developments in the gaming industry on an ongoing basis to ensure that the impact of changes are identified and addressed effectively;

•	[***];

•	[***];

•	leadership of business units;

•	corporate social responsibility leadership and management;

•	executive management of lender relationships;

•	development of effective frameworks and ongoing monitoring to ensure all significant business risks are identified and appropriate policies and procedures are established to ensure risk is effectively mitigated to an acceptable level;

•	capital and liquidity strategy, management and control; and

•	proactively monitor business performance against targets and market and drive focus on key initiatives and corrective action to improve results.

2.	In-house legal services including, but not limited to:

•	transaction management and execution (including financing transactions);

•	legal advice on legal and regulatory compliance and contract covenant compliance (including loan and bond term compliance);

•	insurance procurement;

•	advising on operational risk management;

•	development and review of contracts;

•	drafting and establishing various internal procedures and policies;

•	managing regulatory and contractual compliance issues;

•	preparing, reviewing and filing of public reports and other disclosures;

•	internal contract management and company secretarial matters;

•	providing intellectual property protection tools;

•	preparation and coordination for Board and shareholder meetings;

•	managing litigation matters and insurance claims;

•	liaison with other departments on deal execution related matters; and

•	liaison with government authorities on legal issues.

3.	Corporate finance and treasury services including, but not limited to:

•	accounting for non-operational companies;

•	consolidation of Studio City entities;

•	the Sarbanes-Oxley Act compliance control and compliance reviews;

•	all treasury services (including debt / equity management, debt raising, compliance monitoring, liquidity management, foreign exchange risk management);

•	investor relations;

•	financial compliance (determination of accounting policies for new and unusual transactions);

•	preparation of all external financial statements for the Securities & Exchange Commission, DICJ and debtholders; and

•	oversight of audit and tax services.

4.	Internal audit services including, but not limited to: establishment and execution of a comprehensive internal audit program designed to audit internal controls and procedures across the business with a risk focus and to fulfill requirements of the DICJ and external audit.

5.	Corporate communications services including, but not limited to:

•	[***]

•	GOE - local Macau protocol, Government/Guest Invitations, Media Invitation (Hong Kong, Macau & Regional), Press Conference, Media Tours, Red Carpet media handling and Media Junkets/Interviews;

•	post-opening destination media Tours (China/Taiwan/Korea/Japan/Southeast Asia) & PR promotions; and

•	on-going - Crisis Communications and Media Office for Studio City.

6.	Corporate investigation services including, but not limited to:

•	vendor and employee due diligence;

•	contract review focused on procurement fraud, anomalies and correct tender process;

•	investigations of suspected illegal activities at the Parties’ companies and premises;

•	investigation of suspected illegal acts committed by patrons at the Parties’ premises;

•	investigation of suspected vendor fraud and implementation of controls to mitigate corruption relating to vendor performance and product delivery;

•	identification of organized crime and notification to relevant authorities;

•	patron due diligence relating to reputational and credit suitability;

•	bad debt monitoring and review of patron financial suitability;

•	collection of long term and high risk outstanding debts;

•	corporate-wide strategic information security planning;

•	manage and perform information security incident response and investigation activities;

•	implementation and management of DLP and DID processes and systems relating to data theft, data forensics and data recovery; and

•	corporate-wide incident management system, implementation and deployment to BUs and properties, review of collated data for incident trend analysis.

•	executive protection operations for senior executive, entertainers and dignitaries.

7.	Procurement services including, but not limited to:

•	procurement of operating items and capital;

•	monitoring of global spend to ensure global leveraging opportunities are exploited for SC’s benefit; and

•	assist in leveraging vendors for sponsorship and marketing income.

8.	Corporate recruitment and expatriate services including, but not limited to:

•	Centralized function to ensure strategic resourcing, consistent approach and well defined employer image;

•	development and implementation of regional and local recruitment initiatives and process standards;

•	specialist recruitment service operating in a highly challenging labor market and reaching out to potential employees;

•	building of key relationships with stakeholders and delivering commercial and creative sourcing plans to meet aggressive hiring needs;

•	development of effective sourcing methods to ensure that MCE Parties stay ahead of the curve in hiring the best talents;

•	supporting the business with well-defined recruitment tools, clearly defined employer messages and brand standards, website employment portal (Taleo), use of social media (Linkedin, Facebook, etc.), association with academic institutions, government offices and worker groups;

•	create and utilize well-defined employee specifications, and candidate profile requirements, interview assessment standards and evaluation, alignment of shortlisted candidates compared to requirements and work closely with business leaders to ensure recruitment and onboarding times are minimized;

•	expatriate services deal with complex visa and work permit issues/renewals, government quota requirements to enable the company to employ overseas nationals and provide support to expatriate nationals in legally required government processes; and

•	effective management of third party recruitment agencies to ensure enhanced services within budgets.

9.	Learning and development in-house labor services including, but not limited to:

•	setting the vision and operating strategies for the Studio City Parties in the areas of learning and expertise development;

•	defining and leading the overall strategy/direction of learning and development across all dimensions of the industry, practice areas, capabilities and professional competencies;

•	working with business leaders and subject matter experts to strategically align business goals with people development;

•	leading the overall continuity of the learning strategy implementation from planning to development to deployment to execution; provide oversight, review materials and assist in critical development tasks during implementation;

•	developing and implementing learning and development programs that communicate the business strategy, internal values, aims, operating standards and goals for all employees;

•	defining and maintaining core learning curriculum for business units; and

•	enriching the skills of employees through managed development programs, providing learning opportunities which allow individuals to grow and progress within the company and meet their potential.

10.	Payroll services including, but not limited to:

•	balancing and reconciling payroll data, scheduling and attendance records supplied from HR teams;

•	ensuring the accurate calculation of due salaries & wages based on rates of pay;

•	organizing payroll cycle payment calculations by paygroup, deducting income tax, pension funds and any other approved deductions;

•	securing management approvals for payment;

•	depositing funds with approved banks;

•	calculating reimbursements, bonuses, overtime and holiday pay;

•	generating payslips for employees;

•	verifying the reliability of pay data with Finance;

•	ensuring accurate payroll records are maintained; and

•	all payroll activities for senior management, both expatriate and local and payroll compliance and regulatory reporting functions.

11.	Corporate human resources services, including, but not limited to:

•	providing access to the standard operating procedures of Service Provider;

•	ensuring that HR operations are aligned to corporate HR strategies and business goals of the organization;

•	administering approved employee branding, internal messaging and corporate required learning and development;

•	providing centralized services such as benefits management, management appointments, talent management, compensation & benefits management, championing of processes, internal management development, formulation of policy (and adherence);

•	providing HR analytics, HR systems, government required documentation;

•	assessing legality of HR practices and deployment of resources;

•	coordinating decentralized HR functions which are closely aligned with business units and business operations.

•	implementation and execution of corporate HR strategies, policies and frameworks; monitoring compliance with all applicable laws and regulations concerning employment practices, employees health and welfare as well as internal HR policies;

•	day to day management of all aspects of delivering compensation, benefits, international mobility and payroll for senior executives of the Group;

•	providing comprehensive analyses on competitive market positions and trends to ensure competitive positioning for top management, Compensation Committees and the various Boards of Directors for the Group;

•	aligning HR policies, practices and resources with overall business and corporate objectives;

•	development of competitive equity compensation models as part of the overall compensation package for senior executives and board members;

•	maintenance of comprehensive records of equity compensation plan activities;

•	providing compliance services for all domestic and international laws with respect to income and tax withholdings for equity awards;

•	administration of all matters pertaining to stock compensation, including preparation of all stock compensation related disclosures;

•	providing Sarbanes-Oxley Act procedures related to equity process and agreements and equity notices to employees; and

•	day to day business partnering support to all business units for Hong Kong based employees, IT and expatriates.

12.	Corporate risk and compliance services including, but not limited to:

•	identification, assessment, and treatment of strategic and operational risks via development and monitoring of risk registers and indicators, and oversight of appropriateness of processes and controls in place to respond to and manage such risks; and

•	monitoring of processes to ensure compliance with all key regulatory and contractual obligations.

13.	Warehouse and logistics senior management services including, but not limited to:

•	management and development of the property dedicated warehouse and logistics team;

•	establishment of policies and procedures;

•	establishment of inventory PAR levels and monitoring of slow moving stock; and

•	management of non-inventory items in storage to ensure onsite and offsite storage space is effectively utilized and offsite storage space minimized.

14.	Macau office administration services including, but not limited to:

•	managing and coordinating workspace allocation, access control, office equipment, administration needs, repair & maintenance and upkeep of offices located in City of Dreams, Studio City, Flower City and DCW;

•	coordinating supporting facilities, cleaning schedules and managing the mail rooms located in each building; and

•	the transfer and delivery of mail and a messenger service for internal and business related documents throughout Macau.